Exhibit 10.1

Verenium Corporation

Annual Target Bonus Percentage of Jeffrey Black

The Board of Directors (the “Board”) of Verenium Corporation, upon the recommendation of the Compensation Committee of the Board, approved an increase in the annual target performance-based incentive bonus percentage for Jeffrey Black from 40% to 50% of Mr. Black’s base salary, effective January 1, 2013.